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                        EXHIBIT 23 - ACCOUNTANTS' CONSENT


The Board of Directors
North Fork Bancorporation, Inc.:



We consent to the incorporation by reference in the Registration Statements (Nos. 2-99984, 33-34372, 33-52504, 33-53467, 333-05513, 333-00675, 333-56329,
333-39536, 333-74713, 333-94381, 333-69698, 333-69700 and 333-94385) on Form
S-8, (Nos. 333-64219 and 333-24419) on Form S-4 and (Nos. 33-54222 and
333-40311) on Form S-3 of North Fork Bancorporation, Inc. of our report dated February 26, 2002, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, Annual Report on Form 10-K of North Fork Bancorporation, Inc.




KPMG LLP


New York, New York
March  26, 2002